Exhibit 99.1

DYADIC INTERNATIONAL, INC.
140 Intracoastal Pointe Drive, Suite 404
Jupiter, FL 33477

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 20, 2008, AT 10:00 A.M.

To the stockholders of Dyadic International, Inc.:

An annual meeting of stockholders of Dyadic International, Inc., a Delaware corporation, will be held on Friday, June 20, 2008, at 10:00 a.m., local time, at the Doubletree Hotel located at 4431 PGA Boulevard, Palm Beach Gardens, Florida 33410, for the following purposes:

1.	To elect one (1) Class III director, for a two-year term ending in 2010;
2.	To elect two (2) Class I directors, each for a three-year term ending in 2011; and
3.	To transact such other business as may properly be brought before the annual meeting and any adjournment or postponement of the meeting.

The Company's Board of Directors consists of five (5) members, and three (3) members are up for election at the annual meeting.  The close of business on April 23, 2008 has been fixed as the record date for the annual meeting.  Stockholders of record at the close of business on April 23, 2008 are entitled to notice of, and to vote at, the annual meeting.  Each issued and outstanding share of common stock is entitled to one vote at the meeting.  This annual meeting is being noticed and convened pursuant to the Order of the Court of Chancery of the State of Delaware in Emalfarb v. Dyadic International, Inc. (C.A. No. 3353-VCP) entered on April 15, 2008.  Pursuant to such court order and applicable Delaware law, the shares of our common stock represented at the annual meeting, either in person or by proxy, and entitled to vote thereat, will constitute a quorum for the purpose of the annual meeting, notwithstanding any provision in our Restated Certificate of Incorporation or Amended and Restated Bylaws to the contrary; and the annual meeting may not be adjourned, continued or postponed prior to the election of directors absent an order of the Delaware Court of Chancery.  We will not be providing for any means of remote communication by which stockholders or proxy holders may be deemed to be present in person and vote at the annual meeting.

All stockholders are cordially invited to attend the meeting in person or by proxy.  If you desire to attend the meeting by proxy, please contact Neil Berkman, Investor Relations representative of Dyadic International, Inc., at phone number (310) 826-5051 or e-mail address info@berkmanassociates.com, for further information.

Additional information regarding the annual meeting and the matters to be considered and acted upon at the annual meeting may be provided by supplemental mailing to stockholders prior to the date of the meeting.  Thank you.

By order of the Executive Committee
of the Board of Directors,

/s/ Harry Z. Rosengart

Harry Z. Rosengart
Chairman of the Executive Committee

Jupiter, Florida
May 8, 2008